Exhibit 4.27

Development Cooperation Agreement

This Development Cooperation Agreement (“this Agreement”) is entered into between the following parties in Beijing, PRC as of February 12, 2011:

Party A: Perfect World (Beijing) Pictures Co., Ltd.

Address: 9/F, Huakong Tower, Building 3, No. 1 Yard, Shangdi East Road, Haidian District, Beijing, PRC

Party B: Beijing Perfect World Software Co., Ltd.

Address: Building 306, No. 86 Beiyuan Road, Chaoyang District, Beijing, PRC

WHEREAS:

1.	Party A is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”), which is engaged in the business of film and television program production and distribution;

2.	Party B is a wholly foreign-owned enterprise duly incorporated and validly existing under PRC law, which is engaged in the R&D and transfer of game software technologies, technology consulting and technology services;

3.	Both Parties cooperatively engage in technology development, jointly own the intellectual property and obtain the interests on the basis of agreed proportion.

NOW THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, both parties hereby agree as follows:

1	Technology Development Work: Sole and Exclusive Interests

1.1	During the term of this Agreement, Party B agrees, as the exclusive technology development provider of Party A, to provide Party A relevant technology development work and results with respect to the software technologies, graphics processing, animation creation and digital technology required for all business operations of Party A in accordance with the terms and conditions of this Agreement.

1.2	Party A agrees to accept the technology development work and results provided by Party B within the term of this Agreement and authorize Party B to complete the technology development matters required for all its business operations. Given the value of the technology development work provided by Party B and the good cooperation relationships between both parties, Party A further agrees that, during the term of this Agreement, without Party B’s prior written consent, Party A shall not accept any third party as its technology development provider.

1.3	Any and all intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance by Party B of the technology development work under this Agreement, whether development is carried out by Party B independently or on the basis of Party A’s intellectual property rights, shall jointly belong to Party A and Party B. Party A and Party B obtain the interests on the basis of agreed proportion.

1.4	In consideration of the good cooperation relationships between both parties, Party A undertakes that if Party A intends to engage in any business cooperation with any other enterprises, Party A shall obtain the prior consent of Party B and under the equal conditions, Party B or any of its affiliates shall be entitled to the cooperation priority right.

2	Technology Development Royalty (“Royalty”)

2.1	Party A shall pay technology development royalty with respect to its use of the intellectual property rights arising from Party B’s development. The royalty under this Agreement is 50%-70% of the business income calculated by the billing system of Party A’s relevant project in connection with the technology development implemented by Party B on the basis of this Agreement, as confirmed by both parties. The specific percentage shall be determined by both parties in accordance with the actual situation of services rendered.

2.2	The percentage of royalty shall be determined based on the following factors:

2.2.1 The technical difficulty and complexity of technology development work and results;

2.2.2 The time and expenses spent by Party B and its employees on technology development work and results;

2.2.3 The specifics and commercial value of technology development work and results; and

2.2.4 The market reference price of the same type of technology development work and results.

2.3	Party B shall summarize the royalty on a monthly basis and within the first 15 days of any month, issue the bill for technology development royalty of the previous month in writing to Party A. Within 10 workdays after receiving such notice, Party A shall pay the royalty to the bank account designated by Party B.

2.4	If both parties are of the opinion that the pricing mechanism of the work and results as set out in this Article becomes inappropriate for whatsoever reason and needs to be adjusted, one party shall, within 10 business days after receiving the written notice regarding fee adjustment from the other party, negotiate actively and in good faith so as to determine the new fee standard or mechanism. If the recipient fails to reply within 10 business days, it shall be deemed as having accepted the royalty adjustment.

2.5	Party B shall have the rights to assign its employee or an intermediary in China or abroad (the “Party B’s Authorized Representative”) to check Party A’s billing system at its own expenses so as to verify the calculation method and amount of royalty. For this purpose, Party A shall provide Party B’s Authorized Representative with the documents, accounts, records, data, etc as required by Party B’s Authorized Representative so that Party B’s Authorized Representative determines the sum of royalty.

2.6	Unless otherwise agreed by both parties, the royalty paid by Party A to Party B in accordance with this Agreement shall be free and clear from any deduction or setoff (e.g. bank service charge, etc).

2.7	Party B shall have the rights to request Party A to undertake the minimum sum of the royalty for each product developed by Party B. Where the royalty is below the minimum sum for Party A’s reason, Party B shall have the rights to request Party A to make the payment at the minimum sum.

3	Representations and Warranties

3.1	Party B hereby represents and warrants as follows:

3.1.1	Party B is a company duly incorporated and validly existing under PRC law;

3.1.2	The performance of this Agreement by Party B is within its corporate power and business scope. Party B has obtained appropriate authorizations, and has obtained consents and approvals from other third parties or government agencies. The execution and performance of this Agreement by Party B does not violate the laws and contracts binding upon or influencing Party B; and

3.1.3	Upon execution, this Agreement will constitute a legal instrument that is legal, valid, binding and enforceable for Party B.

3.2	Party A hereby represents and warrants as follows:

3.2.1	Party A is a company duly incorporated and validly existing under PRC law;

3.2.2	The performance of this Agreement by Party A is within its corporate power and business scope. Party A has obtained appropriate authorizations, and has obtained consents and approvals from other third parties or government agencies. The execution and performance of this Agreement by Party A does not violate the laws and contracts binding upon or influencing Party A; and

3.2.3	Upon execution, this Agreement will constitute a legal instrument that is legal, valid, binding and enforceable for Party A.

4	Confidentiality

4.1	Party A and Party B agree to take all reasonable steps to protect and maintain the confidential data and information (“Confidential Information”) made available to or given access to them (when the data and information provider provides the data and information, it shall give a written statement indicating their confidentiality). One party shall not disclose, give or transfer any Confidential Information to any third party without the prior written consent of the other Party (including the merger of the Confidential Information recipient with or by any third party or its direct or indirect control by any third party). Upon termination of this Agreement, Party A and Party B shall return any and all documents, information or software containing any of such Confidential Information to the original holder or provider of the Confidential Information or destroy it upon the consent from the original holder or provider, including delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information. Party A and Party B shall take necessary steps to disclose the Confidential Information only to Party A’s employees, agents or consultants on a need-to-know basis, and cause such employees, agents or consultants of Party A to comply with the confidentiality obligations under this Agreement. Party A shall sign specific confidentiality agreements with Party B as well as Party A’s employees, agents or consultants and each party shall follow such agreements.

4.2	The above confidentiality obligations shall not apply to the information which:

4.2.1	already enters the public domain at the time of disclosure;

4.2.2	is publicly available after disclosure other than through the fault of Party A or Party B;

4.2.3	is already possessed by Party A or Party B before disclosure and not received from other parties directly or indirectly, which is supported by the evidence;

4.2.4	is disclosed by Party A or Party B to relevant government department, stock agency, etc under requirement of law or is disclosed by Party A or Party B to its direct legal counsel and financial consultant to the extent required by its normal operations; and

4.2.5	Both parties that this article shall survive the modification, rescission or termination of this Agreement.

5	Indemnity

5.1	Unless otherwise specified herein, should Party A fail to fully perform or suspend the performance of its obligations under this Agreement and not cure its acts within 30 days upon receipt of the notice of Party B, or its representations and warranties are untrue, Party A shall be deemed to be in breach of this Agreement.

5.2	Where either party (“Breaching Party”) breaches this Agreement or any of its representations and warranties under this Agreement, the other party (“Non-breaching Party”) may give a written notice to the Breaching Party, requesting it to cure its breach within 10 days upon receipt of this notice, take relevant effective measures to avoid damages in time and continue to perform this Agreement. If damages are caused, the Breaching Party shall make compensations to the Non-breaching Party so that the Non-breaching Party obtains all acquirable rights and interests arising from performance of this Agreement.

5.3	Where the Breaching Party causes the Non-breaching Party to bear any expenses, responsibilities or losses (including, but not limited to, loss of profits), the Breaching Party shall compensate such expenses, responsibilities or losses (including, but not limited to, the interest paid or lost incurred by the breach of contract and lawyer’s fees) to the Non-breaching Party. The total compensation paid by the Breaching Party to the Non-breaching Party shall be equal to the losses caused by such breach. The above compensation shall contain the interests obtainable by the Non-breaching Party from its performance of this Agreement and not exceed the reasonable expectation of both parties.

5.4	Party A shall be fully responsible for any and all claims made by any person due to Party A’s failure to comply with Party B’s instructions or improper use of Party B’s intellectual property rights or inappropriate technical operations. Where Party A finds that any person uses Party B’s intellectual property rights without lawful authorization, Party A shall forthwith notify Party B and assist in any action taken by Party B.

5.5	If both parties violate this Agreement, their compensations shall be determined in proportion to the extent of their respective breaches.

6	Effectiveness, Performance and Term

6.1	This Agreement shall be signed and take effect as of the date first set forth above.

6.2	Unless terminated by both parties in advance, this Agreement shall be valid until August 21, 2026. Before the expiration of this Agreement, both parties shall, upon the request by Party B, to extend the term of this Agreement and sign another exclusive technology development agreement separately or continue to perform this Agreement.

7	Termination

7.1	Within the valid term of this Agreement, if Party A terminates this Agreement prematurely without good reasons, Party A shall compensate all losses thus incurred to Party B, along with the royalty of already completed services.

7.2	This Agreement may be terminated by a mutual consent.

7.3	The rights and obligations of both parties under Articles 4 and 5 hereof shall survive the termination of this Agreement.

8	Disputes Resolution

8.1	Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by both parties in good faith and through amicable negotiations. In case no resolution can be reached, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be in Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties. This provision shall not be affected by the termination of this Agreement.

8.2	Except for the matters involved in a dispute, both parties shall continue to perform their respective obligations under this Agreement in good faith.

9	Force Majeure

9.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fires, explosions, typhoons, floods, earthquakes, tides, lightning or war, means any unforeseen event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any insufficiency of creditworthiness, capital or financing shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, and only to the extent of such delay or prevention, the affected party shall not be liable for the obligations under this Agreement. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement using their best efforts.

10	Notices

Any notice required to be made for performance of the rights and obligations hereunder shall be in writing and delivered to the following addressees by personal delivery, registered or certified mail (postage prepaid), recognized courier service or fax:

Party A: Perfect World (Beijing) Pictures Co., Ltd.

Address:         9/F, Huakong Tower, Building 3, No. 1 Yard, Shangdi East Road, Haidian District, Beijing, PRC

Postal Code: 100085

Attention:        Jing Hu

Fax:                  57805730

Tel.:                  57805726

Email:              hujing01553@wanmei.com

Party B: Beijing Perfect World Software Co., Ltd

Address:         Building 306, No. 86 Beiyuan Road, Chaoyang District, Beijing, PRC

Postal Code: 100101

Attention:      Yonghong Huang

Fax:         57805208

Tel.:         57805201

Email:     huangyonghong@wanmei.com

11	Transfer

Party A shall not assign its rights or obligations under this Agreement to any third party without the prior consent of Party A. Party B may transfer its rights and obligations hereunder to any of its affiliates without Party A’s consent, but such transfer shall be notified to Party A.

12	Severability

Each party hereby acknowledges that this Agreement is signed by following the principles of equality and mutual benefit and its provisions are fair and reasonable. If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

13	Amendment and Supplement

Any amendment or supplement to this Agreement shall be made by the parties in writing. The amendments or supplements duly executed by each party shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

14	Miscellaneous

14.1	The formation, validity, performance and interpretation of and settlement of disputes in connection with this Agreement shall be governed and construed by the Chinese laws.

14.2	Both parties may sign a separate technology development contract with respect to a specific project in accordance with this Agreement. Such separate project development contract is intended for detailing and supplements to this Agreement. This Agreement shall apply to anything not covered in this separate project development contract. In case of any discrepancy between separate project development contract and this Agreement, this Agreement shall prevail.

14.3	This Agreement is executed in duplicate, with each party hereto holding one (1) original. All originals shall have the same legal effect. This Agreement shall become effective on and as of its date of execution.

IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be duly executed by their authorized representatives on its behalf as of the date first set forth above.

(No text below/Signature page)

Party A:

Legal or Authorized Representative:

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Party B:

Legal or Authorized Representative:

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